KISH, LEAKE & ASSOCIATES, P.C.

                       Certified Public Accountants


J.D. Kish, C.P.A., M.B.A.               7901 E. Belleview Ave., Suite 220
James D. Leake, C.P.A., M.T.                    Englewood, Colorado 80111
____________________________                     Telephone (303) 779-5006
Arleen R. Brogan, C.P.A.                         Facsimile (303) 779-5724





June 7, 1996



United States Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

RE:  USAsurance Group, Inc.

Dear Sir or Madam:

We would like to inform you that as of May 31, 1996, we resigned as the auditors of USAsurance Group, Inc. and that we have read the Form 8-K dated June 7, 1996, and there are no disagreements regarding the statements made under Item 4. Changes in Registrant's Certifying Accountant.

Sincerely,


Kish, Leake & Associates, P.C.

Kish, Leake & Associates, P.C.